As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-232284

Registration No. 333-232282

Registration No. 333-232277

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-232284

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-232282

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-232277

under

THE SECURITIES ACT OF 1933

APOLLO ASSET MANAGEMENT, INC.*

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

20-8880053

(I.R.S. Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christian Weideman, Esq.

General Counsel

Apollo Asset Management, Inc.

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.			☐

*	On January 1, 2022, pursuant to the Agreement and Plan of Merger, dated as of March 8, 2021 (the “Merger Agreement”), by and among Apollo Global Management, Inc., a Delaware corporation (“AGM”), Athene Holding Ltd, a Bermuda exempted company (“AHL”), Tango Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of AGM (“Holdings”), Blue Merger Sub, Ltd., a Bermuda exempted company and a direct wholly owned subsidiary of Holdings (“AHL Merger Sub”), and Green Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“AGM Merger Sub”), AGM Merger Sub merged with and into AGM with AGM as the surviving corporation and a direct subsidiary of Holdings (the “AGM Merger”), and AHL Merger Sub merged with and into AHL with AHL as the surviving corporation and a direct subsidiary of Holdings (the “AHL Merger”, and together with the AGM Merger, the “Mergers”). On January 1, 2022, upon the consummation of the Mergers, AGM was renamed Apollo Asset Management, Inc. and Holdings was renamed Apollo Global Management, Inc.

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment, filed by Apollo Asset Management, Inc., a Delaware corporation (f/k/a Apollo Global Management, Inc.) (the “Registrant”), relates to the following Registration Statements, as amended, on Form S-3 (collectively, the “Registration Statements”), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) by the Registrant:

•	Registration No. 333-232284, filed with the SEC on June 21, 2019, as amended on September 5, 2019, providing for the issuance from time to time of the following securities of the Registrant in one or more series, up to an indeterminable dollar amount: (i) senior debt securities and subordinated debt securities, (ii) Class A common stock, $0.00001 par value per share (the “Class A Common Stock”), (iii) preferred stock, $0.00001 par value per share (the “Preferred Stock”), (iv) depositary receipts representing interests in a particular series of Preferred Stock evidenced by depositary receipts, (v) warrants to purchase equity or debt securities, (vi) subscription rights to purchase Class A Common Stock, Preferred Stock or other securities, (vii) purchase contracts for the purchase or sale of equity securities issued by the Registrant or debt or equity securities issued by third parties (the “Purchase Contracts”) and (viii) units consisting of a Purchase Contract and debt securities or debt obligations of third parties, including U.S. treasury government securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the Purchase Contracts;

•	Registration No. 333-232282, filed with the SEC on June 21, 2019, as amended on July 11, 2019, as further amended on September 5, 2019, providing for the issuance from time to time of up to 48,000,000 shares of Class A Common Stock to holders of Apollo Operating Group, as defined in such Registration Statement, units upon exchange of up to an equal number of the Apollo Operating Group units; and

•	Registration No. 333-232277, filed with the SEC on June 21, 2019, as amended on September 5, 2019, providing for the resale of up to an aggregate of 100,000,000 shares of Class A Common Stock by the selling stockholders identified in such Registration Statement.

As a result of the Mergers, the Registrant has terminated all offerings of its securities pursuant to existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statements which remain unsold as of January 1, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 3, 2022.

APOLLO ASSET MANAGEMENT, INC.

By	/s/ CHRISTIAN WEIDEMAN
Christian Weideman
General Counsel

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.